Exhibit 23-3

[HOLDITCH-RESERVOIR TECHNOLOGIES LETTERHEAD]

August 12, 1999

MCN Energy Group Inc.

500 Griswold
Detroit, Michigan 48226

Re:	MCN Energy Group, Inc. 1999 Second Quarter Report on Form 10-Q

Ladies and Gentlemen:

The firm of Holditch-Reservoir Technologies, as successor to S.A. Holditch & Associates, consents to the use of its name and the information contained in its report dated January 11, 1999, regarding MCN Energy Group Inc.’s oil and gas reserve information as of December 31, 1998 in its 1999 Second Quarter Report on Form 10-Q.

In addition, Holditch-Reservoir Technologies, as successor to S.A. Holditch & Associates, consents to the incorporation by reference of said material in Registration Statement Nos. 333-02105 and 333-02107 on Form S-8, 333-47137, 333-47139 and 333-45281 on Form S-3 and Post Effective Amendment No. 1 to Registration Statement No. 33-21930-99 on Form S-8 of MCN Energy Group Inc.

Holditch-Reservoir Technologies, as successor to S.A. Holditch & Associates, has no interest in MCN Energy Group Inc. or any affiliated companies or subsidiaries and is not to receive such interest as payment for such reports and has no director, officer, or employee otherwise connected with MCN Energy Group Inc. We are not employed by MCN Energy Group Inc. on a contingent basis.

Sincerely,

JAMES F. HUBBARD

James F. Hubbard

Project Manager